Exhibit 5.1

October 10, 2008

Star Bulk Carriers Corp.
7, Fragoklisias, 2nd floor
Maroussi 151 25
Athens, Greece

Re:           Star Bulk Carriers Corp.

Ladies and Gentlemen:

We have acted as counsel to Star Bulk Carriers Corp. (the “Company”) in connection with the Company’s registration statement on Form F-3 (File No. 333-153304) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on September 2, 2008, as thereafter amended or supplemented, for the benefit of the holder, with respect to the resale of 4,606,962 common shares, par value $0.01, of the Company (the “Common Shares”), which includes 3,803,481 common shares beneficially owned by F5 Capital (the “F5 Capital Shares”), a Cayman Islands company, and 803,481 common shares reserved for issuance to TMT Co., Ltd. (the “TMT Shares”), a Taiwan company, or its nominee pursuant the Master Agreement by and among TMT Co., Ltd., Star Bulk Carriers Corp. and Star Maritime Acquisition Corp dated January 12, 2007, as amended (the “Master Agreement”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (the “Prospectus”) included in the Registration Statement; (iii) each document incorporated or deemed to be incorporated by reference into the Registration Statement; (iv) the Master Agreement; and (v) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, officers and directors of the Company and others.

Star Bulk Carriers Corp.
October 10, 2008

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that, under the laws of the Republic of the Marshall Islands, the F5 Capital Shares have been duly authorized, validly issued, fully paid and non-assessable and when issued, the TMT Shares shall be duly authorized, validly issued in accordance with the terms of the Master Agreement, fully paid and non-assessable.

This opinion is limited to the law of the State of New York and the federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SK 25767 0001 912284 v3